Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Glidelogic Corp. (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Aggregate Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.001 par value	Other	2,000,000	$.01	$20,000	$153.10 per $1,000,000	$30.62
Total Offering Amounts				—	$20,000	—	$30.62
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$30.62
(1)			Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416(a) of the Securities Act, this registration statement (the “Registration Statement”) shall also cover any additional shares of common stock of the Registrant that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.